Exhibit 10.4

Synta Pharmaceuticals Corp. 45 Hartwell Avenue Lexington, MA 02421
tel: 781 274 8200
fax: 781 274 8228

www.syntapharma.com

VIA EMAIL DELIVERY

May 7, 2014

MLV & Co. LLC

1251 Avenue of the Americas, 41st Floor

New York, NY 10020

Attn: General Counsel

Re: At the Market Issuance Sales Agreement dated as of May 2, 2012, as amended (the “Sales Agreement”)

Ladies and Gentlemen:

This shall confirm our mutual agreement to terminate the Sales Agreement effective immediately, in accordance with Section 13(e) thereof. Pursuant to Section 13(e), Section 9, Section 11, Section 12, Section 18 and Section 19 shall remain in full force and effect.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart of this letter.

Very truly yours,

SYNTA PHARMACEUTICALS CORP.

By:	/s/ Keith Ehrlich
Name: Keith Ehrlich
Title: CFO

Agreed And Accepted:

MLV & CO. LLC

By:	/s/ Dean Colucci
Name: Dean Colucci
Title: President